SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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PRG-SCHULTZ INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, GA 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 20, 2003

TO THE SHAREHOLDERS OF
PRG-SCHULTZ INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRG-SCHULTZ INTERNATIONAL, INC. (“PRG-Schultz” or the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on May 20, 2003 at 9:00 a.m., for the following purposes:

1.	To elect four (4) Class I directors to serve until the Annual Meeting of Shareholders held in 2006 or until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     The proxy statement dated April 21, 2003 is attached. Only record holders of the Company’s common stock at the close of business on March 31, 2003 will be eligible to vote at the meeting.

     If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors: JOHN M. COOK

Chairman and Chief Executive Officer
Date: April 21, 2003

A copy of the Annual Report to Shareholders for the year ended December 31, 2002 is enclosed with this notice and proxy statement.

PROXY STATEMENT
GENERAL INFORMATION
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS AND CERTAIN EXECUTIVE OFFICERS
EXECUTIVE OFFICERS
PERFORMANCE GRAPH
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS

PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, GA 30339

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

April 21, 2003

GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of PRG-Schultz International, Inc. (“PRG-Schultz” or the “Company”) of proxies for use at the Annual Meeting of Shareholders to be held on May 20, 2003, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339.

     This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 21, 2003. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy; (ii) executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (iii) attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute revocation of a proxy. All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the annual meeting.

     The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid such firm is not expected to exceed $8,500, plus reasonable out-of-pocket costs and expenses.

     Only shareholders of record of the Company’s common stock at the close of business on March 31, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. On the Record Date, the Company had outstanding a total of 61,930,840 shares of common stock. Each share will be entitled to one vote, noncumulative, on each matter to be considered at the annual meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker nonvotes, if any, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, the four nominees in Class I receiving the highest vote totals will be elected as Class I directors of the Company at the annual meeting. It is expected that shares beneficially owned by current executive officers and directors of the Company, which in the aggregate represent approximately 37 percent of the outstanding shares of common stock, will be voted in favor of management’s nominees for director. With respect to election of directors, abstentions, votes “withheld” and broker nonvotes, if any, will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement. Assuming a quorum is present, any proposal properly presented at the meeting will be approved if the votes cast in favor of it exceed the votes cast against it.

Recommendation of the Board of Directors

     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director.

Election of Directors

     The Company currently has 12 directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The classes serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect four directors to serve as Class I directors.

     The terms of John M. Cook, Jonathan Golden, David A. Cole and John M. Toma, currently serving as Class I directors, will expire at the annual meeting. Messrs. Cook, Cole and Golden are nominees for election as directors at the annual meeting. Mr. Toma will not stand for election. Gerald E. Daniels has also been nominated to serve as a Class I director and has agreed to be named as a nominee for election at the annual meeting.

     The proxy holders intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on May 20, 2003 to serve as Class I directors will each serve a three-year term or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

     Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

Class I Director Nominees

Name of Nominee	Age	Director Class	Service as Director

John M. Cook(1)	60	Class I	Since November 1990
Jonathan Golden(1)	65	Class I	Since November 1990
David A. Cole(4)	60	Class I	Since February 2003
Gerald E. Daniels	57	Class I	—

Directors Continuing in Office

Name of Director	Age	Director Class	Term Expires	Service as Director

Stanley B. Cohen(1)(2)	59	Class II	2004	Since November 1990
Garth H. Greimann(2)	48	Class II	2004	Since April 1995
E. James Lowrey(2)	75	Class II	2004	Since December 1995
Howard Schultz	75	Class II	2004	Since January 2002
Arthur N. Budge, Jr.	48	Class III	2005	Since January 2002
N. Colin Lind(4)	47	Class III	2005	Since May 2002
Thomas S. Robertson(3)(4)	60	Class III	2005	Since May 1999
Jacquelyn M. Ward(3)(4)	63	Class III	2005	Since May 1999

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

     Arthur N. Budge, Jr. has served as President and Chief Executive Officer of Five States Energy Company, an owner of a portfolio of oil and gas investments, since 1998, and as its Chief Financial Officer since 1986. Since 1985, Mr. Budge has also served as President of Budge Financial, Inc., a company that provides clients with planning, forecasting and investment analysis services and asset management. In addition, Mr. Budge serves as a principal in several Blockbuster Video franchise limited partnerships and serves as a director of several private companies in which Mr. Budge and his clients have investments.

     Stanley B. Cohen is the President and sole director/shareholder of SBC Financial Corporation and until March 31, 1999, was the President and sole director/shareholder of Advisory Services, Ltd. These companies provided certain financial consulting and investment services to the Company and certain of its executive officers until December 31, 1999. In addition, until December 31, 1998, Mr. Cohen was President of Capital Advisory Corporation, a financial advisory company.

     David A. Cole was elected as a director of the Company in February 2003. Mr. Cole is Chairman Emeritus of the Board of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and health care industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole currently serves as a director of AMB Property Corporation, a global owner and operator of industrial real estate. Mr. Cole also currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University and on the board of the Voluntary Interindustry Commerce Committee.

     John M. Cook is Chairman of the Board and Chief Executive Officer of the Company. Mr. Cook served as the Company’s President from November 1990 through January 1998 and from October 2000 through August 16, 2002. Mr. Cook also served as Chairman of the Board from the founding of the Company in November 1990 until January 24, 2002, resuming this role on August 27, 2002. Mr. Cook serves as a director of CryoLife, Inc., a company engaged in cryopreservation of transplantable human tissue and development of complementary implantable products and technologies.

     Gerald E. Daniels is the Vice Chairman and Chief Executive Officer of Engineered Support Systems, Inc. (“ESSI”), a diversified supplier of high-tech, integrated military electronics, support equipment and logistics services. Prior to assuming his position with ESSI on April 1, 2003, Mr. Daniels had served in positions with Boeing Military Aircraft and Missile Systems from January 1998 until July 2002, most recently serving as its Chief Executive Officer from May 2000 to July 2002. Mr. Daniels serves as director or trustee for several private, not-for-profit and community organizations, and is a director of ESSI.

     Jonathan Golden, through his professional corporation, Jonathan Golden, P.C., a wholly owned professional corporation (“JGPC”), is a partner in the Atlanta, Georgia law firm of Arnall Golden Gregory LLP, which provides legal services to the Company. Mr. Golden’s professional corporation provides the Company consulting services as well. Mr. Golden also serves as a director of SYSCO Corporation, a distributor of food and related products.

     Garth H. Greimann has served since 1989 in two management positions, most recently as Managing Director, with Berkshire Partners LLC (“Berkshire Partners”), a private equity investment firm that manages six institutional investment funds used to make equity investments in established middle market companies. Mr. Greimann is a Managing Member of Third Berkshire Associates, a Limited Partnership, which is the General Partner of Berkshire Fund III, a Limited Partnership. Berkshire Fund III was a shareholder in the Company from 1995 to 1999. Mr. Greimann is also a Managing Member of Fifth Berkshire Associates LLC, and Sixth Berkshire Associates LLC, the General Partner of Berkshire Fund V, Limited Partnership, and Berkshire Fund VI, Limited Partnership, respectively. He is also a Managing Member of Berkshire Investors LLC and Berkshire. Berkshire Funds V and VI, Berkshire Investors LLC and Berkshire Partners invested in the Company in August 2002. Berkshire Partners and its affiliates beneficially own approximately 7 percent of the Company’s common stock.

     N. Colin Lind has been with Blum Capital Partners L.P. (and its predecessor Richard C. Blum & Associates, Inc.) (“Blum L.P.”), a strategic equity investment firm, since 1986. He is a Managing Partner for the firm, which is responsible for managing approximately $2.75 billion in assets under management. Mr. Lind serves as director of Haemonetics Corp., a manufacturer and marketer of automated blood processing systems; Kinetic Concepts, Inc., a leading manufacturer and marketer of therapeutic products and related medical devices; and Smarte Carte, Inc., a privately held company, of which he is also Chairman. Blum L.P. and its affiliates beneficially own approximately 21 percent of the Company’s common stock.

     E. James Lowrey served as Executive Vice President – Finance and Administration of SYSCO Corporation from 1978 until his retirement in 1993 and was a director of SYSCO Corporation from 1981 to 1993. He currently serves as a director of Riviana Foods, Inc., a processor and distributor of rice and other food products.

     Thomas S. Robertson is the Dean of the Goizueta Business School at Emory University, a position he assumed in July 1998. Prior to taking this position, he was a member of the faculty of the London Business School beginning in 1994, with his most recent position being Deputy Dean. Mr. Robertson currently serves as a director of Indus International, Inc., a leading global supplier of enterprise asset management software and services.

     Howard Schultz was the founder of Howard Schultz & Associates International, Inc. (“HSA-Texas”) and served as its Chairman from 1970 until the Company acquired the businesses of HSA-Texas and certain of its affiliates in January 2002 (the “Schultz Acquisition”). Mr. Schultz served as Chairman of the Board of the Company from January 24, 2002 until August 27, 2002.

     John M. Toma, a director of the Company in 2002, will not stand for reelection at the annual meeting.

     Jacquelyn M. Ward is the Managing Director for Intec USA, a telecommunications systems company, and has held this position since January 2001. Prior to assuming her current position, Ms. Ward was the President and Chief Executive Officer of Computer Generation Incorporated, a provider of turn-key telecommunications systems products and data processing services that she co-founded in 1968. She serves as a director of Anthem, Inc., a healthcare benefits company and an independent licensee of the Blue Cross and Blue Shield Association; BankAmerica Corporation, a banking and financial services company; Equifax, Inc., a provider of credit and payment information services; Flowers Foods, Inc., a producer of baked foods; Sanmina-SCI Corporation, a diversified electronics manufacturer; and SYSCO Corporation, a distributor of food and related products.

     Mr. Toma’s sister-in-law, Maria A. Neff, serves the Company as Executive Vice President – Human Resources. No other family relationship exists among any of the directors and executive officers of the Company. Messrs. Schultz and Budge were first elected to the Board as a condition to the closing of the Schultz Acquisition. This condition was contained in the asset acquisition agreement entered into with respect to the transaction. Berkshire Partners and Blum L.P., in accordance with their contractual rights, have each designated an observer to attend the Company’s Board meetings. Berkshire Partners and Blum L.P. also have the right to name one nominee each to the Board. These rights are currently satisfied by the prior election of Mr. Greimann and Mr. Lind, respectively, to three-year terms. See “Certain Transactions.”

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

Meetings of the Board of Directors

     During 2002, there were seven meetings of the Board of Directors. Each incumbent director who was a director during 2002 attended more than 75 percent of the aggregate of all meetings of the Board of Directors and any committees on which that director served.

Director Compensation

     Effective in September 2002, the Company increased the retainer paid to its nonemployee directors from $20,000 per year to $30,000 per year for their service on the Board and any of its committees. Effective in September 2002, the chairs of each of the Audit Committee and Compensation Committee are paid an additional $6,000 per year; the Board extended this additional compensation to the Chair of the reconstituted Nominating and Corporate Governance Committee in February 2003. These increases were adopted in recognition of an increased time commitment of the Board members to their work on behalf of the Company and to bring compensation of the Company’s directors in line with the compensation paid to members of the boards of directors of other companies surveyed by the Company. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

     In August 2002, the Board rescinded a performance-based director stock option program under which automatic grants of options to purchase between 2,500 and 7,500 shares of the Company’s common stock would be made annually to each nonemployee director upon attainment of certain performance measures by the Company. No options were granted to nonemployee directors of the Company in 2002 under the director stock option program. In place of the performance-based plan, the Board may grant nonqualified stock option grants to the nonemployee directors from time to time. On January 7, 2003, options to purchase 10,000 shares of the Company’s common stock were granted to eight nonemployee directors. On March 3, 2003, subsequent to her election as Presiding Director, options to purchase an additional 10,000 shares of the Company’s common stock were granted to Jacquelyn M. Ward. All of these options are fully vested and have a five-year term.

     In February 2003, the Board established the position of Presiding Director to oversee meetings of the independent members of the Board and to serve as a special advisor to the Company’s CEO on key strategic issues impacting the Company. The retainer for service in this position has been set at $60,000 annually (inclusive of the $30,000 nonemployee director retainer), plus twice the amount of any stock option grant awarded to all nonemployee directors. As indicated above, on February 26, 2003, Jacquelyn M. Ward was elected to serve as Presiding Director and was subsequently granted options to purchase an additional 10,000 shares of the Company’s common stock, but she has declined the additional cash compensation.

     Jonathan Golden, a director of the Company, provides consulting services to the Company through JGPC. Mr. Golden is the sole shareholder of JGPC. During 2002, the Company paid JGPC aggregate consulting fees of approximately $72,000. The Company currently pays JGPC a consulting fee of $6,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice.

     Concurrent with the Schultz Acquisition on January 24, 2002, Mr. Schultz became Chairman of the Board and served in this position until August 27, 2002. Under the terms of Mr. Schultz’s employment agreement, Mr. Schultz received an annual base salary of $400,000 until his resignation from the Company on November 1, 2002. In addition, on January 24, 2002, he received options to purchase 250,000 shares of the Company’s common stock at an exercise price per share of $9.28, which was equal to the closing price of the Company’s common stock on the closing date of the Schultz Acquisition. These options vest over a four-year period at the rate of 25 percent per year. See also “Employment Agreements” below for a discussion of additional compensation to be paid to Mr. Schultz.

     The Company also assumed options held by Arthur Budge, Jr. to purchase 167,631 shares of HSA-Texas common stock, in connection with the Schultz Acquisition. The HSA-Texas options, with an exercise price of $9.06 per share, converted into options to purchase 248,295 shares of the Company’s common stock at an exercise price of $6.12 per share (reflecting an option conversion ratio of 1.4812).

Audit Committee

     The Company’s Audit Committee consists of three outside, independent directors: Messrs. Cohen, Greimann and Lowrey. Mr. Lowrey is Chairman of the Audit Committee and has been designated by the Board as a “financial expert” as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee met four times in 2002. The Audit Committee has sole authority to retain the Company’s independent auditors and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Board has adopted a written Audit Committee Charter. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement. See “Report of the Audit Committee.”

Compensation Committee

     In 2002, the Company’s Compensation Committee consisted of three directors: Messrs. Golden and Robertson, and Ms. Ward. Ms. Ward currently serves as Chair of the Compensation Committee. In order to establish a fully independent Compensation Committee (as anticipated will be required under listing rules proposed by The Nasdaq National Market (“Nasdaq”)), Mr. Golden resigned from membership on the Compensation Committee, effective February 27, 2003. The Compensation Committee met four times in 2002. The Compensation Committee in 2002 was responsible for specifically setting salary, annual incentive levels and long-term incentive levels for the chief executive officer and each of his direct reports (the vice chairman, the president and chief operating officer, the chief financial officer and the executive vice president – human resources). Compensation to any executive officer who did not report to the chief executive officer has in the past been reviewed and approved by his or her direct supervisor. In the future, compensation to each executive officer will be reviewed and approved by the Compensation Committee, following the Committee’s consultation with the independent members of the Board. The Compensation Committee also administers the Company’s benefit plans, including the Stock Incentive Plan, the Executive Incentive Plan, the Management and Professional Incentive Plan and the Employee Stock Purchase Plan (“ESPP”). All rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) had, until Mr. Golden’s resignation from the Committee, been delegated to a subcommittee of the Compensation Committee consisting of Mr. Robertson and Ms. Ward, each of whom is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Board has resolved that in the future all members of the Committee will be independent from the Company and will satisfy the definitions of “nonemployee” and “outside” director described above. See “Report of the Compensation Committee on Executive Compensation.”

Nominating and Corporate Governance Committee

     The Nominating Committee did not meet in 2002. In February 2003, the Company reconstituted the Nominating Committee as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of four independent directors: Messrs. Robertson, Cole and Lind, and Ms. Ward. Mr. Robertson serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to assess the performance of the Board and to monitor and recommend governance principles and guidelines for adoption by the Board. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders to the extent that such shareholders provide timely written notice to the Company of nominations as provided for in the Company’s Bylaws, and provide in such notice all information which would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, including the nominee’s written consent to serve as a director if elected. A shareholder’s notice of nomination of directors for election at the Company’s 2004 annual meeting of shareholders will be considered timely if such notice is received by the Secretary of the Company not later than December 23, 2003. See also “Shareholder Proposals.”

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate Company filings, including this proxy statement, in whole or in part, the following Reports of the Audit Committee and the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

     The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by current NASD Rule 4200(a)(15) and proposed amendments thereto.

     Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. The Board has adopted a written Audit Committee Charter which sets out the organization, purpose and duties and responsibilities of the Audit Committee. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement.

     The Audit Committee discussed with the Company’s independent auditors, KPMG LLP, the overall scope and plans for their 2002 audit prior to the audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements to be included in the Company’s 2002 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed and discussed with KPMG LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements to be contained in the Company’s 2002 annual report with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the

United States of America, including Statement on Auditing Standards No. 61. The Audit Committee also discussed with the independent auditor the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Company’s independent auditor the auditor’s independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1, which have been reviewed by the Audit Committee.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. For the 2002 audit, the Audit Committee and the Board approved the selection of the Company’s independent auditors. Under the terms of the amended Audit Committee Charter attached as Appendix A to this proxy statement, for the 2003 audit the selection of KPMG LLP as the Company’s independent auditors was made solely by the Audit Committee.

Fees Paid to the Company’s Independent Auditors for 2002

     The Company incurred the following fees for services performed by KPMG LLP for 2002:

Audit Fees	$678,000
Aggregate fees billed for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10-Q
Financial Information Systems Design and Implementation Fees	—
All Other Fees(1)	$801,050

     (1)  Aggregate fees billed for products and services provided other than the services reported above, consisting of approximately $216,000 in other audit related fees, $475,800 for international audit and tax services and $109,250 for other nonaudit professional fees.

     The Audit Committee has determined that the payments made to its independent accountants for nonaudit services for 2002 are compatible with maintaining such auditors’ independence.

     Management is responsible for planning the Company’s financial reporting process and compliance of the consolidated financial statements with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Because it is not reasonably practicable to independently verify the information contained in the Company’s financial statements, the Audit Committee necessarily must rely on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (b) on the representations of the independent auditors included in their report on the Company’s financial statements.

Audit Committee

E. James Lowrey, Chairman Stanley B. Cohen Garth H. Greimann

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of nonemployee directors and, as of February 2003, is composed entirely of directors who the Board has designated as independent in conformity with proposed Nasdaq rules. The Committee considers and establishes compensation policies of the Company and approves the Company’s benefit plans. The Compensation Committee in 2002 was also responsible for specifically setting salary, annual incentive levels and long-term incentive levels for the chief executive officer and each of his direct reports (the vice chairman, the president and chief operating officer, the chief financial officer, and the executive vice president – human resources). Compensation to the chief information officer, who did not report to the chief executive officer, was reviewed and approved by his direct supervisor in 2002, the Vice Chairman, Mr. Toma. In the future, compensation to the executive officers will be reviewed and approved by the Compensation Committee, following the Committee’s consultation with the independent members of the Board. In order to create a Compensation Committee consisting entirely of directors deemed independent under proposed Nasdaq listing rules, on February 27, 2003, subsequent to the actions described in this report, Jonathan Golden resigned from membership on the Compensation Committee.

Compensation Philosophy

     The Compensation Committee continually reviews and refines the Company’s executive compensation programs. A high emphasis is placed on performance-based incentives. The Compensation Committee believes that having greater levels of each executive’s compensation determined by performance-based incentives, and enhancing the incentives for exceptional performance, serves to greater align the executive’s interests with those of the Company’s shareholders.

     The following objectives were used by the Compensation Committee in designing the Company’s 2002 executive compensation program. The compensation program must:

•	Attract, motivate and retain key executives;

•	Align key management and shareholder interests; and

•	Provide incentives that reward executive management performance only if the Company’s performance meets planned results, and provide an enhanced incentive if performance exceeds such planned results, as part of the Company’s pay for performance philosophy.

Executive Compensation Program

     The 2002 executive compensation program consisted of base salary, annual incentives and long-term remuneration in the form of deferred compensation arrangements and nonqualified stock options.

Base Salary

     In determining the appropriate base salary levels for 2002, the Compensation Committee considered several factors, including current industry practices, external market surveys of similarly sized companies and a review of peer group compensation. For 2002, base salaries were set by the Compensation Committee for members of executive management with the following factors in mind: (i) the fact that rapidly growing responsibilities and complexities are inherent in key positions, (ii) the need to retain key executives with industry knowledge within the Company, and (iii) the need to attract new talent. All of these factors were considered subjectively with no particular emphasis or weight given to any one factor. In light of the Company’s performance in 2001, except for increases due to promotions, exceptional performance or expanded responsibility, no increases were granted to the executive officers in 2002.

Annual Incentive Compensation

     The 2002 annual incentives for executive management pursuant to the Company’s Management and Professional Incentive Plan included several performance criteria: Company pro forma earnings per share, Company revenues, Company operating income, functional expense control, cash collections and specific business or personal performance objectives. The Management and Professional Incentive Plan was designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. For 2002, components of the executive officers’ annual incentive compensation were established by the Compensation Committee. The 2002 annual incentive compensation for all executive officers was based on Company pro forma earnings per share attainment. The 2002 annual incentives for each executive officer contained targets for each incentive component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum limits were in effect for each incentive component pertaining to each executive officer. As a result of the Company’s performance against these financial targets, established by the Compensation Committee under the Management and Professional Incentive Plan, annual incentive compensation was paid to the executive officers for 2002. In addition, special discretionary bonuses were also awarded to certain of the named executive officers for their individual performance in 2002, or as a result of a promotion. See “Summary Compensation Table” for specific awards.

Deferred Compensation

     The Company historically has provided, and continues to provide, nonqualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. In most instances, the matching obligation vests over a series of years of continuing employment with the Company. Each executive officer negotiated the deferred compensation component of his or her compensation package when he or she entered into his employment agreement with the Company. Mr. Cook does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the Compensation Committee.

Other Long-Term Incentive Compensation

     The Company’s shareholders approved an additional long-term incentive program through the adoption of the Company’s Stock Incentive Plan. All executive officers have received option grants under the Stock Incentive Plan. The use of stock options is meant to align the interests of key executives and shareholders. All options granted to executive officers under the Stock Incentive Plan through the date of this proxy statement have been at fair market value on the date of the grant. Generally, option grants made before 2001 vest ratably over five years of continuous employment with the Company. Option grants made beginning in 2001 generally will vest ratably over four years of continuous employment with the Company. In 2001, the Compensation Committee elected to vest all options in the event of a change in control. The Compensation Committee grants options to key employees of the Company, based upon the following subjective factors: current position, level of performance, potential for future responsibilities and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers. In 2002, all decisions with respect to stock compensation to executive officers were made by the Compensation Subcommittee, the members of which were Mr. Robertson and Ms. Ward. Based on the factors described above, an aggregate of 775,000 nonqualified stock options, or approximately 27 percent of the total stock options granted by the Company in 2002, were granted to named executive officers in 2002.

Compliance with Code Section 162(m)

     The maximum amount which an employer may claim as a compensation deduction with respect to certain employees in a given fiscal year, pursuant to Section 162(m) of the Code is $1.0 million, unless an exemption for performance-based compensation is met. The Compensation Committee believes it is unlikely that any executive officers of the Company will, in the near future, receive in excess of $1.0 million in aggregate compensation, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied or severance payments are made.

Compensation of Chief Executive Officer

     On May 1, 2002, Mr. Cook signed a revised employment agreement with the Company. This agreement currently expires in the year 2006, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a three-year term, subject to prior notice of nonrenewal by the Board of Directors. The Compensation Committee considered the Company’s performance in 2001 and fixed the 2002 salary of Mr. Cook at $500,000, the same salary paid for 2001.

     An annual incentive compensation arrangement pursuant to the Management and Professional Incentive Plan was established for Mr. Cook pursuant to which he was eligible to earn an annual cash incentive of up to 200 percent of his annual base salary if the Company achieved certain pro forma earnings per share goals for 2002. Based upon the attainment of these financial targets established by the Compensation Committee under the Management and Professional Incentive Plan, Mr. Cook earned a bonus of $200,000 for 2002. In addition, he received a special, one-time bonus of $75,000 for his individual performance in 2002.

     Mr. Cook was also eligible to receive stock option grants in 2002 under the Stock Incentive Plan at the discretion of the Compensation Subcommittee. To provide additional long-term incentives to Mr. Cook, the Compensation Subcommittee awarded Mr. Cook a grant of 200,000 nonqualified stock options on January 24, 2002 at an exercise price of $9.28 per share, such options vesting 25 percent on each of the first four anniversaries of the date of grant.

Compensation Committee	Subcommittee

Jacquelyn M. Ward, Chairperson	Jacquelyn M. Ward
Thomas S. Robertson	Thomas S. Robertson

Compensation Committee Interlocks and Insider Participation

     The Company’s Compensation Committee currently consists of Ms. Ward and Mr. Robertson. Mr. Golden was a member and chair of the Compensation Committee until February 2003. Since 1991, the Company has paid the law firm of Arnall Golden Gregory LLP, of which Mr. Golden’s professional corporation, JGPC, serves as a partner, compensation for legal services rendered and expects to continue utilizing this firm’s services in the future. See “Certain Transactions.” See “Director Compensation” for payments made to JGPC for certain consulting services.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the other four most highly paid executive officers of the Company in 2002 who were executive officers at December 31, 2002, and two individuals who served as executive officers in 2002 but who were no longer serving as executive officers on December 31, 2002 (the “Named Executive Officers”). The information presented is for the years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table(1)

					Long-Term
					Compensation
		Annual Compensation(1)
					Restricted	Securities
		Salary	Bonus	Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	($)(2)(3)	($)(3)(4)	Compensation($)	Awards($)(5)	Options(#)(6)	Compensation($)(7)

John M. Cook	2002	$500,000	$275,000	$—	$—	200,000	$8,594
Chairman and	2001	500,000	—	—	—	200,000	9,974
Chief Executive Officer	2000	484,617	—	—	—	—	9,724
John M. Toma	2002	400,000	130,000	—	—	100,000	66,750
Vice Chairman	2001	400,000	—	—	—	150,000	66,750
	2000	388,461	—	—	—	—	66,500
Mark C. Perlberg	2002	396,154	140,800	—	—	150,000	25,721
President and	2001	350,962	98,313	—	—	210,000	25,000
Chief Operating Officer	2000	293,846	—	—	336,875	100,000	25,000
Donald E. Ellis, Jr. (8)	2002	300,000	77,000	—	—	—	1,447
Executive Vice President–	2001	300,000	—	—		—	1,467
Finance, Chief Financial	2000	158,077	213,166	—	—	250,000	105,634
Officer and Treasurer
Maria A. Neff (9)	2002	191,923	61,460	—	—	65,000	11,750
Executive Vice President– Human Resources
Robert G. Kramer (10)	2002	265,000	434,100	—	—	10,000	25,000
Executive Vice President and	2001	262,692	—	—	—	25,000	25,000
Chief Information Officer	2000	247,692	—	—	48,125	15,000	25,000
Howard Schultz (11)	2002	309,231	—	—	—	250,000	865,826
Chairman

(1)	The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers, the aggregate of which as to any officer does not exceed the lesser of $50,000 or 10 percent of the sum of any such officer’s salary and bonus disclosed in this table.

(2)	Includes contributions made by the Named Executive Officers to the Company’s 401(k) Plan during the years presented.

(3)	Includes amounts that the Named Executive Officers have elected to defer under their respective deferred compensation programs.

(4)	Includes $59,000 retention bonus, $145,833 sign-on bonus and $8,333 prorated minimum bonus for Mr. Ellis for 2000 and payment of a sign-on bonus paid to Mr. Perlberg in 2001 as of the first anniversary of his employment with the Company. Mr. Ellis waived his right to a $50,000 minimum bonus for 2001. He received no consideration for the waiver; however, the Company made a $35,000 donation to a charitable entity designated by Mr. Ellis. For 2002, the bonus awards for the following Named Executive Officers include special discretionary bonuses in the following amounts: Mr. Cook — $75,000; Mr. Toma — $50,000; Mr. Perlberg — $50,000; Mr. Ellis — $35,000; and Ms. Neff — $35,000. Bonus awards in 2002 also include a $28,000 promotional bonus paid to Mr. Perlberg and a one-time bonus to Mr. Kramer of $397,000, in recognition of his achievements during his five years of service as the Company’s Chief Information Officer.

(5)	Messrs. Perlberg and Kramer and Ms. Neff received awards of 35,000 shares, 5,000 shares and 5,000 shares, respectively, of restricted stock on August 14, 2000. The shares awarded to Mr. Perlberg vest ratably over five years of continued employment with the Company. The shares awarded to Mr. Kramer and Ms. Neff vest 100 percent August 14, 2005. The restricted shares awarded to Messrs. Perlberg and Kramer and Ms. Neff were the only shares of restricted stock held by any of the Named Executive Officers on December 31, 2002. At December 31, 2002, the unvested shares of restricted stock held by Messrs. Perlberg and Kramer and Ms. Neff were valued at $186,900, $44,500 and $44,500, respectively. Messrs. Perlberg and Kramer and Ms. Neff are entitled to receive any dividends on the restricted shares.

(6)	Does not include nonqualified stock options granted under the Stock Incentive Plan on March 3, 2003 to Messrs. Cook (options to purchase 200,000 shares), Perlberg (options to purchase 50,000 shares), Ellis (options to purchase 40,000 shares) and Neff (options to purchase 25,000 shares). Each option grant has a five-year term. The grant to Mr. Cook vested 100 percent on the date of grant. The grants to Messrs. Perlberg and Ellis and Ms. Neff will vest 25 percent on each of the first four anniversaries of the date of grant. The exercise price of all grants is equal to the fair market value of the common stock on the date of grant.

(7)	Consists of:

(a)	Premiums for supplemental disability insurance paid by the Company on behalf of Mr. Cook — $6,844 in 2002; plus supplemental term life insurance paid by the Company on behalf of Mr. Cook — $8,224 in 2001 and 2000, and Mr. Ellis — $1,447 in 2002, $1,467 in 2001 and $1,468 in 2000;

(b)	Annual contributions by the Company to the deferred compensation programs for the Named Executive Officers:

Deferred Compensation

	2002	2001	2000

John M. Cook	$—	$—	$—
John M. Toma	65,000	65,000	65,000
Mark C. Perlberg	25,000	25,000	25,000
Donald E. Ellis, Jr.	—	—	—
Maria A. Neff	10,000	—	—
Robert G. Kramer	25,000	25,000	25,000
Howard Schultz	—	—	—

(c)	Annual matching contributions to the Company’s 401(k) Plan made by the Company on behalf of Messrs. Cook and Toma in 2002 — $1,750 each, 2001 — $1,750 each, and in 2000 — $1,500 each; on behalf of Mr. Perlberg in 2002 — $721; and on behalf of Ms. Neff in 2002 — $1,750;

(d)	Severance payments totaling $104,166 to Mr. Ellis in 2000; and

(e)	Aggregate of severance payments paid or to be paid to Mr. Schultz monthly from November 2002 through January 24, 2004. See “Employment Agreements.”

(8)	Mr. Ellis served as Senior Vice President – Finance, Chief Financial Officer and Treasurer of the Company from March 1995 through July 19, 1999, and until May 30, 2000 as Special Assistant to the Chairman. Mr. Ellis left the Company on May 31, 2000 and subsequently rejoined the Company as its Executive Vice President – Finance, Chief Financial Officer and Treasurer as of October 26, 2000.

(9)	Ms. Neff was elected as an executive officer in December 2002.

(10)	Mr. Kramer served as an executive officer until the appointment of his successor on November 11, 2002. Mr. Kramer currently remains an employee of the Company.

(11)	Mr. Schultz served as Chairman from January 24, 2002 until August 27, 2002. On November 1, 2002, Mr. Schultz terminated his employment amicably on terms acceptable to both him and the Company. See “Employment Agreements.”

Option Grants Table

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 2002. No separate stock appreciation rights were granted during 2002.

Stock Option Grants in Last Fiscal Year

					Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total			Annual Rates of Stock
	Underlying	Options	Exercise		Price Appreciation for
	Options	Granted to	or Base		Option Term
	Granted	Employees	Price	Expiration
Name	(#)(1)	in 2002(2)	($/Sh)	Date	5%($)	10%($)

John M. Cook	200,000	6.9%	$9.28	1/24/2007	512,779	1,133,107
John M. Toma (3)	100,000	3.5%	9.28	1/24/2007	256,389	566,553
Mark C. Perlberg	100,000	3.5%	9.28	1/24/2007	256,389	566,553
Mark C. Perlberg	50,000	1.7%	13.50	8/16/2007	186,490	412,094
Donald E. Ellis, Jr.	—	—	—	—	—	—
Maria A. Neff	40,000	1.4%	9.28	1/24/2007	102,556	226,621
Maria A. Neff (4)	25,000	.9%	13.00	8/14/2007	89,792	198,416
Robert G. Kramer (3)	10,000	.3%	9.28	1/24/2007	25,639	56,655
Howard Schultz	250,000	8.7%	9.28	1/24/2007	640,973	1,416,383

(1)	Unless otherwise footnoted, options are nonqualified options granted under the Stock Incentive Plan. All options have five-year terms with 25 percent of the options vesting and becoming exercisable on each of the first four anniversaries of the date of grant; provided, however, that all options granted under the Stock Incentive Plan will vest automatically upon the occurrence of certain events of change of control.

(2)	Total Options Granted excludes options granted under the HS&A Acquisition Stock Incentive Plan (“HSA Plan”) pursuant to the Schultz Acquisition.

(3)	Options vesting 100 percent on date of grant.

(4)	Options vesting 20 percent on the date of grant, with the balance vesting ratably on each of the first four anniversaries of the date of grant.

Option Exercises and Year-End Value Table

     None of the Named Executive Officers held or exercised SARs during 2002. The following table sets forth certain information regarding options exercised during the year ended December 31, 2002, and unexercised options held at year-end by each of the Named Executive Officers.

Aggregated Option Exercises in 2002 and Option Values at December 31, 2002

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year-End (#)		Fiscal Year-End ($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John M. Cook	—	$—	615,290	250,000	$703,133	$116,875
John M. Toma	—	—	392,500	45,000	497,974	87,656
Mark C. Perlberg	45,000	333,131	75,000	240,000	131,484	78,891
Donald E. Ellis, Jr.	—	—	208,333	41,667	955,728	191,147
Maria A. Neff	—	—	39,330	97,220	20,990	36,000
Robert G. Kramer	—	—	104,750	27,750	12,000	36,000
Howard Schultz	—	—	—	250,000	—	—

(1)	Calculated based on a fair market value of $8.90 per share of common stock at December 31, 2002, less the applicable exercise prices.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table presents certain information with respect to compensation plans under which equity securities of the registrant are authorized for issuance as of December 31, 2002.

Equity Compensation Plan Information(1)

		Weighted-average	Number of securities remaining
	Number of securities to be	exercise price of	available for future issuance under
	issued upon exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities reflected in
Plan category	warrants and rights	and rights	column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,626,022	$11.61	4,551,966
Equity compensation plans not approved by security holders	—	—	—

Total	7,626,022	$11.61	4,551,966

(1)	Excludes 445,200 shares to be issued upon exercise of outstanding options and stock appreciation rights granted under the HSA Plan pursuant to the Schultz Acquisition. The outstanding options and stock appreciation rights have a weighted average exercise price of $6.09 per share. No shares remain available for grant under the HSA Plan.

Employment Agreements

     The Company has entered into an employment agreement, as amended, with Mr. Cook that currently expires December 31, 2006. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a three-year term), subject to prior notice of nonrenewal by the Board of Directors. Pursuant to Mr. Cook’s employment agreement, Mr. Cook receives an annual base salary of $600,000, and an annual maximum bonus of up to 200 percent of his annual base salary based upon the Company’s performance for the respective year. For 2003, any grant of options to Mr. Cook will be at the discretion of the Compensation Committee, following the Committee’s consultation with the independent members of the Board. If Mr. Cook is terminated for cause he will receive base salary through the date of termination. Mr. Cook also receives a car allowance of $30,000 per year. If Mr. Cook is terminated without cause, the Company elects not to renew his employment agreement, or if Mr. Cook voluntarily resigns or resigns for “Good Reason,” he is eligible to receive severance payments equal to 36 months of base salary and bonus, up to a maximum amount not to be deemed an “excess parachute payment” under the Code, and all outstanding options immediately become vested. “Good Reason” means any of the following occurring without Mr. Cook’s consent:

•	the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Cook’s employment agreement;

•	a requirement that Mr. Cook perform a substantial portion of his duties outside Atlanta, Georgia;

•	a reduction of Mr. Cook’s compensation unless the Board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of the Company;

•	Mr. Cook is removed by the Company as CEO without cause;

•	the acquisition by any person, entity or group of 50 percent or more of the combined voting power of the then outstanding securities of the Company;

•	certain events of merger, consolidation, or transfer of assets of the Company (“Change in Control”) resulting in a minority ownership by Company shareholders in the successor company following the Change in Control;

•	the existing directors of the Company prior to a Change in Control constitute less than a majority of the directors of the successor company following the Change in Control; or

•	there shall have occurred any other transaction or event that the Board of Directors of the Company in its discretion identifies as a Change in Control for this purpose.

Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement, including Company-paid health insurance coverage for Mr. Cook and his wife (not to exceed $25,000 per year, plus cost-

of-living adjustments) following his retirement, and until age 80. Mr. Cook has agreed not to compete with the Company or to solicit specified categories of the Company’s clients or employees for a period of 24 months following termination of employment.

     The Company also has entered into employment agreements with Messrs. Toma, Perlberg, Ellis and Kramer and Ms. Neff. The agreement with Mr. Toma automatically renewed on December 31, 2002 and provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. Messrs. Perlberg’s and Kramer’s and Ms. Neff’s respective agreements are terminable upon 30 days’ notice. Mr. Ellis’ agreement currently terminates in October 2003; however, prior to its termination, the Company and Mr. Ellis intend to amend his current employment agreement such that it will renew annually unless written notice of termination is provided by either the Company or Mr. Ellis. Messrs. Toma, Perlberg, Ellis, Kramer and Schultz and Ms. Neff have agreed not to compete with the Company nor to solicit specified categories of clients or employees of the Company for a period of 24 months following termination of their respective employment.

     Following the annual meeting, Mr. Toma will serve as Vice Chairman of the Company’s management Executive Committee, a group charged with day-to-day management and policy-making functions for the Company. Mr. Toma receives an annual base salary of $400,000 with a maximum bonus of up to 100 percent of his annual base salary based upon the Company’s annual performance. For 2003, any grant of options to Mr. Toma will be at the discretion of the Compensation Committee, following the Committee’s consultation with the independent members of the Board. In addition, the Company has agreed to make annual contributions in the amount of $65,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50 percent immediately and the remainder ratably over a ten-year period. If Mr. Toma is terminated other than for cause or if Mr. Toma resigns for “Good Reason” (defined to be substantially equivalent to the definition of “Good Reason” contained in Mr. Cook’s employment arrangement, with the additional qualifying event of Mr. Cook’s removal without cause as Chief Executive Officer of the Company), he is eligible to receive a severance benefit consisting of (1) 24 months of base salary, bonus at target level and auto allowance, (2) a contribution of two years of the annual deferred compensation credit to a rabbi trust established for deferred compensation, and (3) payment of employee COBRA premiums, plus a full state and federal tax gross-up sufficient to pay any applicable excise taxes on items (1) through (3). The Company also has agreed to provide Mr. Toma and his wife with certain other personal benefits, including Company-paid health insurance coverage (not to exceed $20,000 per year, plus cost-of-living adjustments) following his retirement, and until age 80.

     As of February 26, 2003, Mr. Perlberg receives a base salary of $425,000 per annum with a maximum bonus of up to 100 percent of his base salary. The Company also makes matching contributions in the aggregate amount of $25,000 per year to Mr. Perlberg’s deferred compensation program, which amounts vest ratably over a ten-year period. Upon termination without cause, a change in control, or a resignation for “Good Reason” (defined to be substantially equivalent to the definition of “Good Reason” contained in Mr. Cook’s employment agreement, with the additional qualifying event of Mr. Cook no longer serving as Chief Executive Officer and an individual other than Mr. Perlberg being appointed as Chief Executive Officer of the Company, so long as Mr. Perlberg remains for a transition period), Mr. Perlberg will receive severance payments equal to 24 months of base salary, bonus at target level, and auto allowance, paid monthly, and all outstanding stock options, restricted stock awards and deferred compensation contributions held by him or made for his benefit shall immediately vest.

     The following discussion reflects changes in Mr. Ellis’ employment agreement which have been approved by the Compensation Committee, although definitive agreements have not been executed. For 2003, Mr. Ellis receive a base salary of $325,000 per annum with a maximum bonus of up to 80 percent of his base salary and a minimum bonus of $50,000 per annum. Upon termination without cause or a resignation for Good Reason (defined to be substantially equivalent to the definition of “Good Reason” contained in Mr. Cook’s employment agreement, with the additional qualifying event of Mr. Ellis no longer reporting directly to the Chief Executive Officer, or the liquidation or dissolution of the Company), any then unvested stock options held by Mr. Ellis will immediately vest and Mr. Ellis will receive a severance payment equal to 24 months of base salary and auto allowance, plus a bonus of $100,000, and a full state and federal tax gross-up sufficient to pay any applicable excise taxes on such amounts.

     Ms. Neff receives a base salary of $220,000 per annum with a maximum bonus of up to 70 percent of her base salary. The Company also makes matching contributions of $10,000 per year to Ms. Neff’s deferred compensation program, which amounts vest ratably over a ten-year period. Upon termination without cause, Ms. Neff will receive a bonus pro-rated through the date of termination, plus severance payments equal to 12 months of base salary.

     Under the terms of Mr. Kramer’s September 2002 employment agreement, negotiated in contemplation of his resignation as an executive officer, for 2002 he received a base salary of $240,000, a one-time bonus of $397,000 and a $25,000 Company matching contribution to his deferred compensation program. Contributions to Mr. Kramer’s deferred compensation program became fully vested on December 31, 2002. For 2003, Mr. Kramer consults for the Company on information technology matters and receives a base salary of $132,500 per annum. Upon termination without cause prior to January 1, 2004, Mr. Kramer will receive a severance payment equal to the sum of any unpaid salary for the period January 1, 2003 through December 31, 2003.

     On November 1, 2002, Mr. Schultz entered into an agreement to terminate his employment with the Company. In exchange for Mr. Schultz’s agreement to cancel his employment agreement and to terminate a real property lease between an affiliate of Mr. Schultz and a subsidiary of the Company, Mr. Schultz will receive payments monthly from November 2002 through January 2004 totaling $865,826. See also “Certain Transactions.”

Stock Incentive Plan

     On June 15, 1998, the Company, with the approval of its shareholders, amended its Stock Incentive Plan, which currently, as amended, provides for the grant of options to acquire a maximum of 12,375,000 shares of common stock, subject to certain adjustments. As of March 31, 2003, options for 8,722,037 shares were outstanding (after adjustment for forfeitures) and options for 2,035,593 shares had been exercised. Options may be granted under the Stock Incentive Plan to employees, officers or directors of and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of March 31, 2003, approximately 950 employees (including officers) and 10 nonemployee directors of the Company were eligible to participate in the Stock Incentive Plan. Unless sooner terminated by the Board or pursuant to its terms, no additional grants may be made under the Plan subsequent to June 2008.

Employee Stock Purchase Plan

     In May 1997, the Company’s shareholders approved the adoption of the ESPP. The ESPP is intended to be an “Employee Stock Purchase Plan” as defined in Code Section 423. Under the ESPP, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from 1 percent to 10 percent of their compensation (as defined in the ESPP), with a minimum deduction of $10 per pay period and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase the Company’s common stock at a price of 85 percent of the fair market value thereof as of the first Trading Day (as defined in the ESPP) of the offering period. The aggregate number of shares of common stock which may be purchased by all participants under the ESPP may not exceed 2,625,000, subject to certain adjustments. As of December 31, 2002, 678,419 shares had been issued under the ESPP. The Company estimates that, as of December 31, 2002, approximately 2,100 employees of the Company and its subsidiaries were eligible to participate in the ESPP. The ESPP will terminate on December 31, 2007 or upon the earlier decision of the Company’s Compensation Committee or the earlier exercise of aggregate purchase rights pertaining to all shares of common stock reserved for purchase under the ESPP.

The Company’s 401(k) Plan

     The Company assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 25 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $11,000 in 2002) imposed by the Code. The Company may also in its discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant’s account. Under the 401(k) Plan, the vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59-1/2 (with respect to 100 percent vested accounts only), retirement, total and permanent disability or death.

CERTAIN TRANSACTIONS

     The following members of Mr. Cook’s immediate family are employed by the Company and received compensation for 2002 in the approximate amounts set forth beside their names: David H. Cook, brother — $210,954, Harriette L. Cook, sister-in-law — $91,000, Pamela M. Cook, sister — $127,827, and Allen R. Sluiter, brother-in-law — $169,598. In addition, David H. Cook and Harriette L. Cook received grants of 3,000 and 1,000 nonqualified stock options, respectively, granted at an exercise price of $9.28 per share, the fair market value on the date of grant. The stock options have a five-year term with 25 percent of the options vesting and becoming exercisable on each of the first four anniversaries of the date of grant.

     Mr. Toma’s sister-in-law, Maria A. Neff, is employed with the Company as Executive Vice President – Human Resources. See “Summary Compensation Table” for compensation paid to Ms. Neff by the Company for 2002.

     On January 24, 2002, the Company acquired the businesses of HSA-Texas and certain of its affiliates (the “Schultz Acquisition”) for 14,759,970 unregistered shares of the Company’s common stock and the assumption of certain HSA-Texas liabilities, including debt of approximately $49.6 million, a portion of which was repaid at closing. The purchase price was determined through arms-length negotiations between the parties. In addition, options to purchase approximately 1.1 million shares of the Company’s common stock were issued in exchange for outstanding HSA-Texas options. Immediately following these transactions, Howard Schultz, now a director of the Company, and Andrew Schultz, his son and a former director of the Company, collectively beneficially owned 4,512,366 shares and 5,522,758 shares, respectively, of the Company’s common stock. Included in debt assumed by the Company was approximately $7.8 million owing to Howard Schultz for loans to HSA-Texas. The Company is currently in discussions with Messrs. Schultz to resolve certain pre-acquisition tax issues, the resolution of which could result in the purchase price of the acquisitions being reduced by as much as $1.5 million. The amount of such reduction, if any, has not been agreed upon, and final resolution will involve interpretation of relevant provisions contained in the acquisition agreements.

     The Company, Howard Schultz, Andrew Schultz, certain trusts affiliated with the Schultz family, Mr. Cook, and Mr. Toma entered into a shareholder agreement in connection with the Schultz Acquisition. In its original form, the agreement prohibited the parties from transferring more than $20.0 million of Company stock in any six-month period without written consent by all parties, except to certain family members or affiliates, pursuant to a Board-approved tender offer or exchange offer; as part of a public sale in a “brokers’ transaction” (as defined in Securities Act Rule 144); in certain registered offerings contemplated by the registration rights agreement described below; or pursuant to certain charitable or gratuitous transfers not exceeding, in the aggregate, $10.0 million in any given twelve-month period. In addition, the parties must cause any shares of the Company’s common stock they beneficially own to be voted as recommended by a majority of the Company’s Board of Directors consisting of at least 9 out of 13 directors (or, if the size of the Board should change, an equal proportion). This requirement does not apply if the Board withdraws its recommendation before the vote. The parties are generally prohibited from causing a vote, or voting, in favor of a sale of the Company unless the Board has recommended it. They also may not participate in or encourage the solicitation of proxies in opposition to the Company’s Board; form or participate in a group for the purpose of acquiring, holding, voting or effecting the transfer of any of the Company’s common stock; or take any action that might require the Company to publicly announce a sale of the Company, unless the Board has recommended the sale. In connection with the August 2002 acquisitions of stock by affiliates of Berkshire Partners and Blum L.P. from Howard and Andrew Schultz and certain of their affiliates, discussed below, the shareholder agreement was amended to provide as follows: (i) all shares transferred to Berkshire Partners, Blum L.P. and their affiliates were transferred free of the restrictions contained in the shareholder agreement, (ii) Mr. Toma was released from the transfer restrictions contained in the shareholder agreement, (iii) Mr. Cook agreed that certain of the exceptions to the transfer restrictions would not be available to him and a new exception was added allowing Mr. Cook to transfer less than 2,043,571 shares in the aggregate, (iv) the termination provisions were amended to provide that the agreement would remain in force and effect until January 24, 2004, without exception, (v) Howard Schultz and Andrew Schultz agreed that they would not directly or indirectly acquire record or beneficial ownership of any additional shares of Company common stock prior to May 14, 2003, and (vi) the registration rights agreement entered into in connection with the Schultz Acquisition was terminated.

     The Company also entered into a registration rights agreement under which the Company became obligated to file a registration statement on Form S-3 on or before the closing of the Schultz Acquisition to register up to $10.0 million of the Company’s common stock as directed by Messrs. Howard and Andrew Schultz. Although this Form S-3 was filed, the shares to be registered were sold in a private transaction, and the Company was authorized to withdraw the Form S-3, with no obligation to refile it. The agreement also required the Company, upon written request, to register the shares of common stock issued in the Schultz Acquisition for resale pursuant to a firm commitment underwritten public offering, subject to certain exceptions. The Company was required to pay all registration expenses except under certain circumstances, including if the registration request was subsequently withdrawn, unless the selling shareholders agreed that the request would count as the demand registration under the registration rights agreement. The registration rights agreement was terminated in connection with the August 2002 amendment to the shareholder agreement described above.

     During August 2002, Howard Schultz and Andrew Schultz and certain of their affiliates (collectively referred to herein as “the Schultz holders”), entered into agreements to sell approximately $75.7 million, or approximately 8.68 million shares, of the Company’s common stock to certain affiliates of Berkshire Partners and Blum L.P., in private transactions. Berkshire Partners and Blum L.P. each purchased approximately $37.8 million, or approximately 4.34 million shares, of the Company’s common stock. Berkshire Partners and Blum L.P. are currently represented on the Company’s Board of Directors by Mr. Greimann and Mr. Lind, respectively.

     Berkshire Partners and Blum L.P. also agreed to lend to certain Schultz holders in the aggregate $25 million, and entered into put and call arrangements to purchase additional shares from the Schultz holders to the extent that the Company does not exercise its options to purchase such shares as described below.

     During August 2002, an affiliate of Mr. Howard Schultz granted the Company two options (the “First Option Agreement” and the “Second Option Agreement”) to purchase, in total, approximately 2.9 million shares of the Company’s common stock at a price of $8.72 per share plus accretion of 8 percent per annum from August 27, 2002.

     On September 12, 2002, the Board granted the Company’s executive management the discretionary authority to exercise one or both options (either through partial or complete exercises). On September 20, 2002, the Company exercised the First Option Agreement in its entirety and purchased approximately 1.45 million shares of its common stock from the Howard Schultz affiliate, for approximately $12.68 million, representing a price of $8.72 per share plus accretion of 8 percent per annum from the August 27, 2002 option issuance date. The option purchase price was funded through borrowings under the Company’s senior bank credit facility. The Second Option Agreement remained outstanding as of December 31, 2002, and expires on May 9, 2003.

     In connection with the August 2002 transactions, the Company entered into a registration rights agreement with certain affiliates of Blum L.P. The agreement provides that at any time on or after January 24, 2004, at the request of the Blum L.P. affiliates, the Company shall be required to file up to three demand registrations on Form S-1 and unlimited registrations on Form S-3. In addition, the agreement grants certain piggyback registration rights. These registration rights pertain not only to the shares of Company stock owned by the Blum L.P. affiliates on the date of the agreement, but also to any such shares acquired in the future. In addition, the agreement grants the Blum L.P. affiliates the right to demand up to three registrations on Form S-1 for an aggregate of up to 1,603,643 shares at any time; provided that any such registration would reduce the number of registrations available after January 24, 2004 for all shares. The Company will pay all expenses of registration other than underwriters’ commissions and discounts. The agreement also provides for customary indemnification arrangements between the Company, on the one-hand, and the Blum L.P. affiliates on the other. The agreement terminates all rights of Blum L.P. and any of its affiliates under that certain Amended and Restated Registration Rights Agreement dated as of March 2002 and all rights of Blum L.P. and any of its affiliates pursuant to Section 4.2 of that certain Note Purchase Agreement with the Company dated as of December 3, 2001, pertaining to registration rights.

     In connection with the August 2002 transactions, the Company also entered into a registration rights and lock-up agreement with certain affiliates of Berkshire Partners. The agreement provides that at any time on or after January 24, 2004, at the request of the Berkshire Partners affiliates, the Company shall be required to file one demand registration on Form S-1 and unlimited registrations on Form S-3. In addition, the agreement grants certain piggyback registration rights. The registration rights pertain not only to the shares of Company stock acquired by the Berkshire Partners affiliates in connection with the August 2002 transactions, but also to any shares of Company common stock acquired in the future. The Company will pay all expenses of registration other than underwriters’ commissions and discounts. The agreement also provides for customary indemnification arrangements between the Company, on the one-hand, and the Berkshire Partners affiliates on the other. Pursuant to the agreement, the Berkshire Partners affiliates have agreed to certain transfer restrictions on the shares acquired by them in connection with the August transactions.

     The Company also entered into an Investor Rights Agreement with certain affiliates of Berkshire Partners and Blum L.P. that requires the Company to utilize reasonable efforts to cause Mr. Greimann or another person designated by Berkshire Partners to be nominated for election to the Board, and Mr. Lind or another person designated by Blum L.P. to be nominated for election to the Board, as long as each such entity shall, respectively, continue to hold in excess of 2,000,000 shares of Company common stock (subject to adjustments, stock splits, stock dividends and reclassifications). In addition, the Agreement provides that for so long as Berkshire Partners and its affiliates and Blum L.P. and its affiliates, respectively, shall continue to own any shares of Company common stock, each such entity shall have the right to designate an observer to attend Company Board meetings.

     In connection with the August 2002 transactions, the Company and certain affiliates of Blum L.P. (the “Investors”) also entered into an Amended and Restated Standstill Agreement pursuant to which the Investors agreed to certain restrictions with respect to the acquisition, transfer, and voting of Company common stock. In addition, the Company amended its shareholder protection rights plan to provide that the Investors would not be deemed an Acquiring Person thereunder for so long as the Amended and Restated Standstill Agreement is in effect and for so long as the Investors have not increased their beneficial ownership of common stock above that shown in the Investors’ Amendment to Schedule 13D filed with the Securities and Exchange Commission on June 17, 2002 by more than 5,784,675 shares in the aggregate (without giving effect to any stock split, share dividend, recapitalization, reclassification or similar transaction); provided however, that this amount shall be reduced, on a share for share basis, by any shares sold or otherwise disposed of by any Investor other than to another Investor and by that number of shares that are acquired by the Company pursuant to the Second Option Agreement.

     Blum L.P. and its affiliates currently beneficially own approximately 21 percent of the Company’s outstanding common stock, including stock obtainable upon conversion of convertible notes. Blum L.P., in accordance with its contractual rights, has designated an observer to attend the Company’s Board meetings. Mr. Lind, a Managing Partner of Blum L.P., is a director of the Company. See “Ownership of Directors, Principal Shareholders and Certain Executive Officers” for additional stock ownership information.

     Berkshire Partners and its affiliates currently beneficially own approximately 7 percent of the Company’s outstanding common stock. Berkshire Partners, in accordance with its contractual rights, has designated an observer to attend the Company’s Board meetings. Mr. Greimann, a Managing Member of Berkshire Partners, is a director of the Company. See “Ownership of Directors, Principal Shareholders and Certain Executive Officers” for additional stock ownership information.

     In November 2002, the Company relocated its principal executive offices. In conjunction with this relocation, the Company is subleasing approximately 3,300 square feet of office space to CT Investments, LLC, at a “pass-through” rate equal to the cash cost per square foot paid by the Company under the master lease and the tenant finish in excess of the landlord’s allowance. CT Investments is 90 percent owned by Mr. Cook, Chairman of the Board and Chief Executive Officer of the Company and 10 percent owned by Mr. Toma, Vice Chairman of the Company.

     Financial advisory and management services historically have been provided to the Company by one of the Company’s directors, Mr. Jonathan Golden, who is also a shareholder of the Company. Payments for such services to Mr. Golden aggregated $72,000 in 2002. The Company will continue to utilize Mr. Golden’s services, and, as such, has agreed to pay him a minimum of $6,000 per month for financial advisory and management services in 2003, unless and until the agreement is terminated. Mr. Golden, through JGPC, is also a senior partner in Arnall Golden Gregory LLP, the law firm that serves as the Company’s principal outside legal counsel. Fees paid to this law firm aggregated $1.8 million in 2002. The Company believes that these fees were reasonable in relation to the services provided and expects to continue to utilize the services of this law firm.

     The Company currently uses and expects to continue its use of the services of Flightworks, Inc., a company specializing in aviation charter transportation. The aircraft to be used by the Company is leased by Flightworks from CT Aviation Leasing LLC, a company 100 percent owned by Mr. Cook. The Company pays Flightworks approximately $2,900 per hour plus landing fees and other incidentals for use of such charter transportation services, of which 95 percent of such amount will be paid by Flightworks to CT Aviation Leasing LLC. The Company, after significant research, believes that the rate it pays represents fair market value for the type of aircraft involved. The Company does not have a minimum usage requirement under its arrangement with Flightworks. During 2002, the Company recorded expenses of approximately $400,000 for the use of the CT Aviation Leasing airplane.

     During the year ended December 31, 2002, the Company paid Mr. Howard Schultz, approximately $200,000 for property leased from an affiliate of Mr. Schultz. This lease was terminated in conjunction with the November 1, 2002 termination of Mr. Schultz’s employment agreement. See “Employment Agreements.”

     See “Director Compensation” for a discussion of certain additional transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10 percent of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, or written representations from certain reporting persons, the Company believes that with respect to 2002, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

     In the process of this review, the Company determined that a Form 5 for the year ended December 31, 1999, to report one exempt transaction, was inadvertently not filed on a timely basis on behalf of each of Messrs. Cohen, Golden, Greimann, Lowrey and Robertson and Ms. Ward, each a director of the Company.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 31, 2003, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

	Beneficial Ownership As of March 31, 2003 (1)

		Shares Subject to
	Current Beneficial	to Options and		Percent of Shares
Beneficial Owner	Holdings	Conversion Rights (2)	Total	Beneficially Owned

Blum Capital Partners, L.P (3)	8,993,780	5,167,960	14,161,740	21.10%
909 Montgomery Street, Suite 400 San Francisco, California 94133
Berkshire Partners LLC (4)	4,309,787	—	4,309,787	6.95%
One Boston Place Boston, Massachusetts 02108
Wellington Management Company, LLP (5)	3,354,100	—	3,354,100	5.42%
75 State Street Boston, Massachusetts 02109
John M. Cook (6)	4,198,228	915,290	5,113,518	8.14%
600 Galleria Parkway, Suite 100 Atlanta, Georgia 30339
Arthur N. Budge, Jr.	—	143,295	143,295	*
Stanley B. Cohen (7)	642,000	43,500	685,500	1.11%
David A. Cole	—	20,000	20,000	*
Gerald E. Daniels	—	—	—	*
Jonathan Golden	1,138,206	43,500	1,181,706	1.91%
Garth H. Greimann (8)	4,321,328	53,500	4,374,838	7.06%
N. Colin Lind (9)	8,993,780	5,177,960	14,171,740	21.12%
E. James Lowrey	58,000	23,500	81,500	*
Thomas S. Robertson	3,200	44,500	47,700	*
Howard Schultz (10)	2,446,168	62,500	2,508,668	4.05%
John M. Toma (11)	776,015	437,500	1,213,515	1.95%
Jacquelyn M. Ward	13,535	54,500	68,035	*
Mark C. Perlberg (12)	38,573	133,750	172,323	*
Donald E. Ellis, Jr.	25,000	229,166	254,166	*
Maria A. Neff (13)	80,556	58,580	139,136	*
Robert G. Kramer (14)	10,772	113,000	123,772	*
All executive officers, directors and director nominees as a group (19) persons) (15)	22,744,598	7,494,2914	30,238,888	36.88%

*	Represents holdings of less than one percent.

(1)	Applicable percentage of ownership at March 31, 2003 is based upon 61,930,840 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes investment and voting power with respect to the shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or which will become exercisable within 60 days of the date of this proxy statement are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)	Represents shares that may be acquired currently or within 60 days after the date of this proxy statement through the exercise of stock options or upon conversion of convertible notes.

(3)	Current Beneficial Holdings does not include shares pledged to the Blum Reporting Persons, as defined below, by PRG Schultz Liquidating Investments Ltd. Shares Subject to Options includes an aggregate of 5,167,960 shares the Blum Reporting Persons have the right to acquire upon conversion of convertible notes acquired in 2001. The Blum Reporting Persons report that 776,400, 118,200 and 118,800 shares reported as beneficially owned are owned directly by the Carpenters Pension Trust for Southern California (“Carpenters”), the United Brotherhood of Carpenters Pension Plan (“UBC”) and the Common Fund for its Multi-Strategy Equity Fund (“Common Fund”), respectively. Carpenters, UBC and Common Fund disclaim membership in a group with any of the Blum Reporting Persons. Blum L.P. has voting and investment discretion with respect to the shares owned by Carpenters, UBC and Common Fund, however, no Blum Reporting Person has a reportable pecuniary interest in any of the shares owned by Carpenters, UBC or the Common Fund. Blum L.P.; Richard C. Blum & Associates, Inc., a California corporation (“RCBA Inc.”); Blum Strategic GP, L.L.C., a Delaware limited liability company (“Blum GP”); Blum Strategic GP II, L.L.C., a Delaware limited liability company (“Blum GP II”); Blum Strategic Partners II, L.P., a Delaware limited partnership; and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. and a managing member of Blum GP and Blum GP II, are referred to herein as the “Blum Reporting Persons.” Blum L.P.’s principal business is acting as a general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission. The sole general partner of Blum L.P. is RCBA Inc. Each of the Blum Reporting Persons reports that it has shared voting and investment discretion over the shares reported above. See notes (9) and (10) below, and “Certain Transactions.”

(4)	Current Beneficial Holdings includes 1,959,015 shares owned by Berkshire Fund V, Limited Partnership, a Massachusetts limited partnership (“Fund V”); 2,128,368 shares owned by Berkshire Fund VI, Limited Partnership, a Massachusetts limited partnership (“Fund VI”); and 222,464 shares owned by Berkshire Investors LLC, a Massachusetts limited liability company (“Berkshire Investors”). Shares Subject to Options does not include an economic interest held by Berkshire Partners pursuant to an agreement with Mr. Garth H. Greimann, a Director and a Managing Director of Berkshire Partners, in 53,500 shares subject to certain vested nonqualified stock options to purchase the common stock of the Company, which were granted to Mr. Greimann in connection with his service as a Director of the Company. See note (8) below. Fund V, Fund VI, Berkshire Investors and Berkshire Partners (together, the “Berkshire Reporting Persons”) each report sole voting and dispositive power over the respective shares reported above. Berkshire Partners is a private equity investment firm and Fund V, Fund VI and Berkshire Investors are investment funds managed by Berkshire Partners.

(5)	Includes 2,323,000 shares as to which the reporting person shares voting power. Information based upon publicly reported holdings as of December 31, 2002.

(6)	Current Beneficial Holdings includes 42,453 shares held by the M. Lucy Cook Family 2001 Grantor Retained Annuity Trust, of which Mr. Cook is trustee, and as to which shares he has sole investment and voting power, 63,680 shares held by the John M. Cook Family 2001 Grantor Retained Annuity Trust, of which M. Lucy Cook, Mr. Cook’s spouse, is trustee, and as to which shares she has sole investment and voting power, and 1,154,613 shares held by M. Lucy Cook. Does not include 205,489 shares held by the John and Lucy Cook Charitable Remainder Annuity Trust of which M. Christine Cook is trustee, and as to which shares she has sole investment and voting power.

(7)	Current Beneficial Holdings includes 255,469 shares held for the benefit of Mr. Cohen pursuant to two trusts, for each of which Shirley L. Cohen, Mr. Cohen’s spouse, is the trustee, and as to which shares she has sole investment and voting power, and includes 22,000 shares held by a partnership of which Mr. Cohen is the general partner.

(8)	Mr. Greimann is a Managing Director of Berkshire Partners. Current Beneficial Holdings includes 4,309,837 shares beneficially owned by the Berkshire Reporting Persons and Shares Subject to Options includes 53,500 shares subject to certain vested, nonqualified stock options to purchase the common stock of the Company which were granted to Mr. Greimann in connection with his service as a Director of the Company and in which Berkshire Partners has an economic interest pursuant to an agreement with Mr. Greimann. Mr. Greimann has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by the Berkshire Reporting Persons, except to the extent of any pecuniary interest therein. See note (4) above.

(9)	Mr. Lind is a Managing Partner of Blum L.P. Mr. Lind has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by Blum L.P, except to the extent of any pecuniary interest therein. Current Beneficial Holdings does not include shares pledged to the Blum Reporting Persons by PRG Schultz Liquidating Investments Ltd. Shares Subject to Options includes an aggregate of 5,167,960 shares the Blum Reporting Persons have the right to acquired upon conversion of convertible notes acquired in 2001. See note (3) above.

(10)	Current Beneficial Holdings includes 2,446,168 shares owned by Schultz PRG Liquidating Investments, Ltd., of which 1,446,168 shares are pledged to the Blum Reporting Persons. See note (3) above. Mr. Schultz is the limited partner and sole owner of PRG Schultz Liquidating Investments GP, LLC, this entity’s general partner of Schultz PRG Liquidating Investments, Ltd.

(11)	Current Beneficial Holdings includes 37,490 shares held for the benefit of Mr. Toma pursuant to a trust, of which Dorothy M. Toma, Mr. Toma’s spouse, is trustee, and as to which shares she has sole investment and voting power. Includes 275,886 shares held by the Toma Family Limited Partnership, of which Mr. Toma serves as the general partner and 5,556 shares held by Toma Family Foundation, Inc., of which Mr. Toma is President. Also includes 73,190 shares held by Dorothy M. Toma, 24,069 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, and 22,346 shares held by the Adam Cook Trust, of which Mr. Toma is the trustee.

(12)	Current Beneficial Holdings includes 21,000 shares of stock currently subject to certain restrictions and risk of forfeiture.

(13)	Current Beneficial Holdings includes 30,000 shares held by each of the Michael Toma Family Trust and the Michelle Toma Family Trust, for which Ms. Neff serves as co-trustee and shares voting and investment power, 6,278 shares held by each of the Danielle Toma-Harrold Trust and the Emily Toma-Harrold Trust, for which Ms. Neff serves as co-trustee and shares voting and investment power, and 5,000 shares of stock currently subject to certain restrictions and risk of forfeiture.

(14)	Current Beneficial Holdings includes 989 shares held by Mr. Kramer’s spouse and 5,000 shares of stock currently subject to certain restrictions and risk of forfeiture.

(15)	Does not include any beneficial ownership of shares by Mr. Kramer, who was not serving as an executive officer of the Company on March 31, 2003.

EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors’ meeting immediately following the next annual meeting of the shareholders or until his or her earlier removal by the Board or resignation. The following table lists the executive officers of the Company and their ages and offices with the Company.

Name	Age	Office with Registrant

John M. Cook	60	Chairman and Chief Executive Officer and Director
John M. Toma	57	Vice Chairman and Director
Mark C. Perlberg	47	President and Chief Operating Officer
James L. Benjamin	40	Executive Vice President – US Operations
Donald E. Ellis, Jr.	51	Executive Vice President – Finance, Chief Financial Officer and Treasurer
Eric D. Goldfarb	38	Executive Vice President and Chief Information Officer
Maria A. Neff	45	Executive Vice President – Human Resources
Bradley T. Roos	40	Executive Vice President – Worldwide Sales & Marketing

     The employment histories of Mr. Toma and those executive officers who are not directors are set forth below:

     John M. Toma was elected Vice Chairman of the Company in January 1997. Prior to that he was the Company’s Executive Vice President – Administration and had served in such capacity since 1992.

     Mark C. Perlberg joined the Company in February 2000 as President of the Accounts Payable Group. Effective January 24, 2002, Mr. Perlberg was elected Executive Vice President and Chief Operating Officer, and on August 16, 2002 was elected President and Chief Operating Officer. Prior to joining the Company, Mr. Perlberg had worked for John H. Harland Company, a check printing company, since February 1996, most recently serving as vice president and general manager of the north region.

     James L. Benjamin joined the Company in October 2002 as Executive Vice President – US Operations. Mr. Benjamin was previously the president of Com-Pak Services, Inc., a leading innovator in communication packaging services, from February 2001 to October 2001; the president of Curtis 1000, the printed office products division of American Business Products and Mailwell Inc. from February 1999 to February 2001; and filled various roles as senior vice president for World Color, a marketer and supplier of direct mail services, from June 1997 to February 1999.

     Donald E. Ellis, Jr. rejoined the Company in October 2000 as Executive Vice President – Finance, Chief Financial Officer and Treasurer. Mr. Ellis had previously served the Company as Special Assistant to the Chairman from July 19, 1999 to May 31, 2000 and as its Senior Vice President, Chief Financial Officer and Treasurer from March 1995 to July 1999. Mr. Ellis is a certified public accountant.

     Eric D. Goldfarb joined the Company in November 2002 as Executive Vice President and Chief Information Officer. Prior to joining the Company, Mr. Goldfarb was the chief information officer for Global Knowledge, Inc., a worldwide provider of technical training, consulting and software services, since July 2001. From May 1996 to July 2001, Mr. Goldfarb was vice president and chief information officer for Macmillan USA, an international media firm. Mr. Goldfarb has also held management positions with specialty retailers Elder Beerman Stores Corporation and Limited Brands, Inc.

     Maria A. Neff was elected as the Company’s Executive Vice President – Human Resources in November 2002 and is responsible for the global administration and management of the Company’s human resource functions. Ms. Neff has served the Company in various operations management positions since joining the Company in 1991, most recently as Senior Vice President – Human Resources from 1998 to November 2002, and as Vice President – Specialty Services from 1996 to 1998.

     Bradley T. Roos was elected as the Company’s Executive Vice President – Worldwide Sales and Marketing in February 2003. Mr. Roos joined the Company in February 2000 as VP – Business Planning and in July 2000 was named Senior Vice President – Worldwide Sales and Marketing. Prior to joining the Company, Mr. Roos spent 15 years with The Coca-Cola Company in a series of increasingly responsible positions in business planning, trade promotion development and general management, most recently as vice president and region manager for Vietnam, Cambodia and Laos.

PERFORMANCE GRAPH

     Set forth below is a line graph presentation comparing the cumulative shareholder return on the Company’s common stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of The Nasdaq Stock Market (U.S. Companies) Index and the RDG Technology Composite Index. The graph assumes that the value of the investment in the common stock in each index was $100 on December 31, 1997 and shows total return on investment for the period beginning December 31, 1997 through December 31, 2002, assuming reinvestment of any dividends. The Company’s former peer group index, the JP Morgan H&Q Technology Index, was discontinued in March 2002. For comparison, cumulative total returns for the JP Morgan H&Q Technology Index are presented for the period December 31, 1997 through December 31, 2001, the last complete year for which cumulative total returns were compiled.

VALUE OF $100 INVESTED ON DECEMBER 31, 1997 AT:

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

PRG-SCHULTZ INTERNATIONAL, INC	$100.00	$210.92	$224.48	$53.87	$68.87	$75.21
NASDAQ STOCK MARKET (U.S.)	100.00	140.99	261.48	157.42	124.89	86.33
JP MORGAN H & Q TECHNOLOGY	100.00	155.54	347.38	224.57	155.23	—
RDG TECHNOLOGY COMPOSITE	100.00	176.28	348.72	215.64	157.63	93.01

INDEPENDENT AUDITORS

     The accounting firm of KPMG LLP are the independent auditors of the Company. Approval or selection of the independent auditors of the Company is not submitted for a vote at the annual meeting. Under the terms of the amended Audit Committee Charter attached as Appendix A to this proxy statement, for the 2003 audit the selection of KPMG LLP as the Company’s independent auditors was made solely by the Audit Committee.

     It is anticipated that a representative from the accounting firm of KPMG LLP will be present at the annual meeting to answer appropriate questions and make a statement if the representative desires to do so.

SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at the Company’s 2004 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by the Company by December 23, 2003 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no earlier than December 23, 2003, and no later than January 22, 2004, in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the 2004 annual meeting. With regard to such shareholder proposals, if the date of the 2004 annual meeting is subsequently advanced or delayed by more than 30 days from the date of the 2003 annual meeting, the Company shall, in a timely manner, inform shareholders of the change and the date by which proposals must be received.

     It Is Important That Proxies Be Returned Promptly. Shareholders Who Do Not Expect To Attend The Meeting In Person Are Urged To Sign, Complete, Date And Return The Proxy Card In The Enclosed Envelope, To Which No Postage Need Be Affixed If Mailed In The United States.

By Order of the Board of Directors: JOHN M. COOK

Chairman and Chief Executive Officer
Date: April 21, 2003

APPENDIX A

PRG-SCHULTZ INTERNATIONAL, INC.
AUDIT COMMITTEE CHARTER

Organization

The Board of Directors of PRG-Schultz International, Inc. (the “Company”) shall establish an Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a committee member. The Committee shall number at least three independent directors and shall at all times comply with the applicable rules promulgated by the National Association of Securities Dealers, Inc. with respect to companies whose securities are listed on the Nasdaq National Market System or the rules of such other exchange or quotation system upon which Company securities are listed or traded. At least one member of the Committee shall be a “financial expert,” as such term is defined in rules to be promulgated by the Securities and Exchange Commission (“SEC”), and all Committee members shall be able to read and understand financial statements at the time of their appointment.

Statement of Policy

The Audit Committee shall provide assistance to the directors in fulfilling their responsibilities to shareholders, potential shareholders, and the investment community with respect to corporate accounting, reporting practices, and quality and integrity of the financial reports of the Company. In the performance of its responsibilities, the Audit Committee must maintain free and open means of communication between the directors, the independent auditors and executive and financial management. The Audit Committee shall have full access, without restriction, to all information which it believes, in its judgment, is required to fulfill its responsibilities.

Responsibilities

In executing its responsibilities, the Audit Committee’s policies and procedures should be flexible in order to best react to changing conditions, and to ensure that the accounting and reporting practices of the Company are in accordance with all applicable requirements.

In carrying out its responsibilities, the Audit Committee shall meet at least four times annually to perform the following procedures:

•	Select and oversee the independent auditors to audit the consolidated financial statements of the Company and its divisions and subsidiaries, with sole authority to hire and dismiss the independent auditors. The independent auditors are accountable to the Audit Committee as shareholder representatives.

•	Pre-approve the retention of the independent auditors for any audit (including comfort letters and statutory audits) or nonaudit service.

•	Approve fee arrangements with the independent auditors for audit and nonaudit services and annually review fees paid to the firm.

•	Meet with the independent auditors and executive and financial management to review the scope of the proposed audit for the ensuing fiscal year, including the audit procedures to be employed. At the conclusion of the audit, review the results with the independent auditors, including any comments or recommendations.

•	Review with the independent auditors and executive and financial management the adequacy and effectiveness of the Company’s accounting and financial controls. Elicit any recommendations for the improvement of such controls, including particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

A-1

•	Review before they are released to the public, the financial statements to be contained in the annual report to shareholders and annual and quarterly reports on Forms 10-K and 10-Q with executive and financial management and the independent auditors to determine that they are satisfied with the disclosures and content of the financial statements to be submitted to the shareholders. Review any changes in accounting principles for propriety.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without the presence of executive or financial management. Among the matters to be discussed in these meetings are the independent auditors’ evaluation of Company financial and accounting personnel, and the extent of cooperation that the independent auditors received during their review or audit.

•	Obtain and review at least annually a written report from the independent auditors describing all critical accounting policies and practices used by the Company; all alternative treatments of financial information within accounting principles generally accepted in the United States of America that have been discussed with Company management; ramifications of the use of such alternative disclosures and treatments, and the treatments preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	Review the quality and sufficiency of the accounting and financial resources required to meet the financial and reporting objectives as determined by the Audit Committee. Review the succession planning process for the accounting and financial areas.

•	Submit the minutes of all meetings of the Audit Committee to, or orally report the matters discussed at each committee meeting with, the Board of Directors.

•	Require that the independent auditors conduct a SAS 100 Interim Financial Review before the Company files its Form 10-Q.

•	Require the independent auditors to provide a formal written statement that delineates all relationships between the independent auditors and the Company. The Audit Committee also must ensure, through communicating with the independent auditors, that no relationship or services will impact the auditors’ objectivity.

•	Investigate any matter brought to its attention within the scope of its duties. The Audit Committee shall have the power to retain outside counsel and/or advisors, including a public accounting firm other than the current independent auditors if, in its judgment, that is appropriate, and shall have appropriate funding therefor.

•	Review the adoption, application and disclosure of the Company’s critical accounting policies and any changes thereto.

•	Review and approve the Audit Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

•	Review and approve all related party transactions.

•	Determine that the content of the financial statements is satisfactory for submission to the shareholders and for filing with the SEC. Such determination will be made through discussions with independent auditors and executive and financial management.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

A-2

PRG-SCHULTZ INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING ON MAY 20, 2003

      The undersigned shareholder hereby appoints John M. Cook, Donald E. Ellis, Jr., Clinton McKellar, Jr. or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRG-Schultz International, Inc. (the “Company”) to be held on May 20, 2003, and any adjournments thereof. The undersigned acknowledges receipt of this Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 21, 2003, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.

      THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES.

      Please Vote, Sign, Date And Return This Proxy Card Promptly Using The Enclosed Envelope.

(Continued on the Reverse Side)

     The Board of Directors recommends a vote “FOR” each of the listed nominees.

1.    Election of Directors

☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
☐	FOR the nominees listed below except as marked to the contrary

     (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through that nominee’s name in the list below)

CLASS I DIRECTORS:	John M. Cook	David A. Cole	Gerald E. Daniels	Jonathan Golden

2.	In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.

     THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES.

Dated:	, 2003
		Signature	Signature (if held jointly)	Title(s)

     (Shareholders should sign exactly as name appears on stock. Where there is more than one owner, each should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.)